Exhibit 99.1

Michael G. Bazinet Media Relations (800) 878-0549	Mark A. Rozelle Investor Relations (203) 622-3520

UST REPORTS THIRD QUARTER 2003 DILUTED EPS OF $.74

     GREENWICH, Conn., October 17, 2003 – UST Inc. (NYSE: UST) today announced that third quarter 2003 net sales decreased 3 percent to $437.6 million, net earnings decreased 5 percent to $124 million and diluted earnings per share decreased 3.9 percent to $.74 compared to the corresponding 2002 period.

     For the nine-month period ended September 30, net sales increased 3 percent to $1.296 billion, net earnings decreased 2 percent to $363.9 million and diluted earnings per share were stable at $2.17 compared to the comparable 2002 period.

     “Underlying trends in our core smokeless tobacco business improved from the second quarter of this year and its financial results came in on target,” said Vincent A. Gierer, Jr., UST chairman and chief executive officer. “During the quarter, our wine business continued to be negatively impacted by the economy and competitive pressures in the marketplace.”

     Results for the third quarter 2003 period were negatively impacted by one less billing day in the Smokeless Tobacco segment as compared to the corresponding 2002 period. The nine-month period results reflect equal billing days in 2003 and 2002. The company’s smokeless tobacco products, which are dated for freshness to meet consumer preferences, are shipped to arrive and revenue is recognized, once a week, each Monday.

     If results for the corresponding 2002 period were adjusted to reflect an equivalent billing day basis, non-GAAP consolidated net sales for the third quarter 2003 period would have shown an increase of 3.7 percent, and operating profit, net earnings and diluted earnings per share would have shown an increase of 8.8 percent, 7.1 percent and 8.8 percent, respectively (see Supplemental Schedule of GAAP and Non-GAAP Information).

     This non-GAAP information is provided for comparative purposes. While the GAAP information reflects the actual number of billing days in the respective periods, the trend information is not comparable due to the significance of one billing day’s impact on a reporting period’s results.

     Comparative results for selling, advertising and administrative (SA&A) expenses were lower for the third quarter due to the inclusion in 2002 of refinancing costs of $6.4 million ($4.8 million recorded in the Smokeless Tobacco segment) related to the termination of a credit facility. The comparison of the nine-month results also included a $5.6 million reduction in expenses due to a change in benefit policy in 2002, which mostly offset the refinancing charge.

     SA&A for the third quarter and nine-month periods of 2003 include increased salary and related costs, primarily pension expense, while the nine-month period also includes a $4.4 million charge related to a bankruptcy filing of a significant wholesale customer of the smokeless tobacco business.

     In addition, both periods of 2003 include a charge of $10.4 million as a result of an internal review following a management change at F.W. Rickard Seeds, Inc. Rickard Seeds is a second-tier subsidiary of U.S. Smokeless Tobacco Company (USSTC), representing less

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than 1 percent of Smokeless Tobacco segment revenues. The charge is primarily a result of a write down of inventory of $6.7 million included in costs of product sold and $3.7 million in other charges included in SA&A. These charges were due to a circumvention by local management of controls and procedures and a lack of effective management oversight. The charge was completely offset by a reduction in the company’s incentive compensation (bonus) fund included in SA&A.

     “Situations like this at any level in our operations are inexcusable and will not be tolerated,” Gierer said. “We found the problem, we fixed it and steps were taken to ensure it will not happen again. Personnel changes have occurred and improved controls are in place. We are focused on maintaining controls company-wide and believe that this problem was indeed limited to this one small second-tier subsidiary of USSTC.”

     Net interest expense increased significantly for both periods as a result of lower interest income and higher average debt levels.

     The company repurchased 1 million shares at a cost of $33.6 million during the third quarter and 3.5 million shares at a cost of $110.5 million for the year-to-date period ended September 30.

Smokeless Tobacco

     Smokeless Tobacco segment third quarter 2003 revenue decreased 2.9 percent to $376 million, on a 6.7 percent decline in moist smokeless tobacco net can sales of 159.4 million. Operating profit decreased 2.7 percent to $218.1 million. On an equivalent billing day basis, net sales would have increased 5 percent, moist smokeless tobacco net can sales would have increased 0.5 percent and operating profit would have increased 8.9 percent.

     For the nine-month period ended September 30, revenue increased 3.7 percent to $1.129 billion, on a 0.4 percent decrease in moist smokeless tobacco net can sales to 478.8 million. Operating profit increased 2 percent to $646 million.

     “USSTC met its earnings target for the quarter despite continued strong growth in the price-value segment,” said Murray S. Kessler, president of USSTC. “Our success with new products and to a lesser extent increased promotions were the driving factor.”

     New products launched within the last three years represented 13.1 million cans in the quarter, 8.2 percent of total net can sales. This was a 7 million can increase over the year ago quarter. Promotional volume was 5.5 percent of total net can sales, a 1.3 million can increase over the year ago period.

     USSTC Retail Activity Data Share & Volume Tracking System (RAD-SVT), measuring shipments to retail for the 26-week period ended September 6, 2003, on a can-volume basis, indicates total category shipments increased 1.5 percent, versus the year-ago period. The premium segment declined 5.4 percent and the price value segment increased 28.3 percent during the same period. USSTC’s total share declined 3.6 percentage points to 73 percent.

     RAD-SVT information is being provided as an indication of current domestic moist smokeless tobacco industry trends from wholesale to retail and is not intended as a basis for measuring the company’s financial performance. This information can vary significantly from the company’s actual results due to the fact that the company reports shipments to wholesale, while RAD-SVT measures shipments from wholesale to retail, the difference in time periods measured, as well as new product introductions and promotions.

     The continued large-scale deployment of troops overseas, including reservists, to the Middle East has a continuing negative impact on RAD-SVT results since it only measures domestic retail shipments. In addition, the incidence of smokeless tobacco use by members of the military tends to be significantly higher than that of the broad adult population.

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Wine Segment

     Wine segment third quarter 2003 revenue declined 8.6 percent to $50 million on a 7.3 percent reduction in premium case sales. Sales continued to be affected by a combination of factors in the marketplace, including increased price competition caused by the oversupply of grapes, cheaper imports and an apparent reduction in wholesale inventories. Operating profit declined 37.1 percent to $4.5 million.

     For the nine-month 2003 period, net sales declined 6.6 percent to $135.8 million on a 2.4 percent decline in premium case sales. Operating profit of $13.5 million declined 30.5 percent over the corresponding 2002 period.

Outlook

     Due to the continuing weakness in the wine segment, the company is lowering its targeted 2003 annual diluted earnings per share range to $2.93 to $2.95.

     A conference call is scheduled for 11 a.m. Eastern time today to discuss the quarterly results. To listen to the call, please visit www.ustinc.com. A 14-day playback is available by calling 1-888-203-1112 or 719-457-0820, code #399070 or by visiting the website.

UST Inc. is a holding company for its principal subsidiaries: U.S. Smokeless Tobacco Company and International Wine & Spirits Ltd. U.S. Smokeless Tobacco Company is the leading producer and marketer of moist smokeless tobacco products including Copenhagen, Skoal, Rooster, and Red Seal. International Wine & Spirits Ltd. produces and markets premium wines sold nationally through the Chateau Ste. Michelle, Columbia Crest, and Villa Mt. Eden wineries, as well as sparkling wine produced under the Domaine Ste. Michelle label. Other consumer products marketed by UST subsidiaries include Don Tomás, Astral and Helix premium cigars.

All statements, other than statements of historical facts, which address activities, or actions that the company expects or anticipates will or may occur in the future, and other such matters are forward-looking statements. To take advantage of the safe harbor provided by the Private Securities Litigation Reform Act of 1995, the company is identifying certain factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the company.

Any one, or a combination, of factors could materially affect the results of the company’s operations. These factors include competitive pressures, changes in consumer preferences, wholesaler ordering patterns, consumer acceptance of new product introductions and other marketing initiatives, uncertainties associated with ongoing and future litigation, legal and regulatory initiatives (including those described under Items 1 and 3 of the company’s Annual Report on Form 10-K and in the company’s Form 8-K, and 10-Qs filed thereafter) and conditions in the capital markets. Forward-looking statements made by the company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, as well as other factors beyond the control of the company, actual results may differ from those in the forward-looking statements.

(CONSOLIDATED UNAUDITED RESULTS ARE ATTACHED)

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UST
CONSOLIDATED SALES AND EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	Third Quarter

	2003	2002	% Change

Net sales	$437,577	$451,325	- 3.0
Costs and expenses
Costs of products sold	104,772	98,978	+ 5.9
Selling, advertising and administrative	112,961	126,487	- 10.7

Total costs and expenses	217,733	225,465	- 3.4

Operating income	219,844	225,860	- 2.7
Interest, net	19,103	13,606	+ 40.4

Earnings before income taxes	200,741	212,254	- 5.4
Income taxes	76,692	81,714	- 6.1

Net earnings	$124,049	$130,540	- 5.0

Net earnings per share:
Basic	$.75	$.77	- 2.6
Diluted	$.74	$.77	- 3.9
Dividends per share	$.50	$.48	+ 4.2
Average number of shares:
Basic	166,142	169,192
Diluted	167,363	170,331

	Nine Months ended September 30,

	2003	2002	% Change

Net sales	$1,296,459	$1,258,845	+ 3.0
Costs and expenses
Costs of products sold	284,548	271,034	+ 5.0
Selling, advertising and administrative	365,238	351,594	+ 3.9

Total costs and expenses	649,786	622,628	+ 4.4

Operating income	646,673	636,217	+ 1.6
Interest, net	57,792	32,671	+76.9

Earnings before income taxes	588,881	603,546	- 2.4
Income taxes	225,003	232,367	- 3.2

Net earnings	$363,878	$371,179	- 2.0

Net earnings per share:
Basic	$2.18	$2.20	- 0.9
Diluted	$2.17	$2.17	-
Dividends per share	$1.50	$1.44	+ 4.2
Average number of shares:
Basic	166,880	168,903
Diluted	167,951	170,671

UST
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)

	September 30,	December 31,
	2003	2002

	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$426,559	$382,003
Inventories	527,201	535,704
Restricted deposits	—	1,242,431
All other current assets	121,555	131,129

Total current assets	1,075,315	2,291,267
Property, plant and equipment, net	387,954	389,866
Other assets	80,065	84,142

Total assets	$1,543,334	$2,765,275

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Litigation liability	$—	$1,260,510
All other current liabilities	213,906	201,932

Total current liabilities	213,906	1,462,442
Long-term debt	1,140,000	1,140,000
Other liabilities	197,296	209,823

Total liabilities	1,551,202	2,812,265
Stockholders’ deficit
Capital stock	103,364	102,720
Additional paid-in capital	730,830	696,905
Retained earnings	434,020	320,288
Accumulated other comprehensive loss	(61,583)	(62,879)

	1,206,631	1,057,034
Less treasury stock	1,214,499	1,104,024

Total stockholders’ deficit	(7,868)	(46,990)

Total liabilities and stockholders’ deficit	$1,543,334	$2,765,275

UST
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,

	2003	2002

OPERATING ACTIVITIES
Net cash (used in) provided by operating activities(1)	$(836,338)	$582,475
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(32,907)	(44,710)
Dispositions of property, plant and equipment	1,831	3,011

Net cash used in investing activities	(31,076)	(41,699)

FINANCING ACTIVITIES
Proceeds from debt	—	593,292
Repayment of debt	—	(325,875)
Proceeds from the issuance of stock	30,160	50,697
Dividends paid	(250,146)	(243,449)
Stock repurchased	(110,475)	(15,268)
Withdrawals from (deposits into) restricted deposits	1,242,431	(568,993)

Net cash provided by (used in) financing activities	911,970	(509,596)

Increase in cash and cash equivalents	44,556	31,180
Cash and cash equivalents at beginning of year	382,003	271,969

Cash and cash equivalents at end of period	$426,559	$303,149

(1)  Net cash used in operating activities in 2003 includes the payment of the company’s antitrust award of $1.262 billion and net cash provided by operating activities of $426 million. In January 2003, the company paid the antitrust award utilizing funds held in restricted deposits in the amount of $1.242 billion and $19.7 million of additional cash in satisfaction of the award.

UST
SUPPLEMENTAL SCHEDULE OF
GAAP AND NON-GAAP INFORMATION
THIRD QUARTER
(Unaudited)

				2002 Non-GAAP Information (1)

	Actual				EBD	Non	% Chg.
	2003	2002	%	Actual	Adj.	GAAP	'03 vs. '02

Consolidated Results
Net Sales (mil)	$437.6	$451.3	-3.0%	$451.3	$29.2	$422.1	3.7%
Operating Income (mil)	$219.8	$225.9	-2.7%	$225.9	$23.9	$202.0	8.8%
Net Earnings (mil)	$124.0	$130.5	-5.0%	$130.5	$14.7	$115.8	7.1%
Diluted EPS	$.74	$.77	-3.9%	$.77	$.09	$.68	8.8%
Smokeless Tobacco
Net Sales (mil)	$376.0	$387.4	-2.9%	$387.4	$29.2	$358.2	5.0%
Operating Profit (mil)	$218.1	$224.2	-2.7%	$224.2	$23.9	$200.3	8.9%
MST Net Can Sales
Premium (mil)	144.4	157.1	-8.1%	157.1	11.2	145.9	-1.0%
Price Value (mil)	15.0	13.7	9.2%	13.7	1.0	12.7	17.6%

Total (mil)	159.4	170.8	-6.7%	170.8	12.2	158.6	0.5%
Wine
Net Sales (mil)	$50.0	$54.7	-8.6%
Operating Profit (mil)	$4.5	$7.1	-37.1%
Premium Case Sales (thou)	814	878	-7.3%

		Point	Volume
RAD-SVT 26 wk ended 9/6/03 (2)	Share	Chg.	% Chg.

Total Category			1.5%
Total Premium Segment	74.0%	-5.4 pts	-5.4%
Total Price Value Segment	25.8%	5.4 pts	28.3%
USSTC Share of Total Category	73.0%	-3.6 pts	-3.3%
USSTC Share of Premium	88.8%	0.2 pts	-5.1%
USSTC Share of Price Value	28.4%	-2.9 pts	16.5%

(1)  EBD-Equal billing Day Basis. Adjustment represents an average third quarter 2002 billing day.

(2)  RAD-SVT – Retail Activity Data Share & Volume Tracking System. RAD-SVT information is being provided as an indication of current domestic moist smokeless tobacco industry trends from wholesale to retail and is not intended as a basis for measuring the company’s financial performance. This information can vary significantly from the company’s actual results due to the fact that the company reports shipments to wholesale, while RAD-SVT measures shipments from wholesale to retail, the difference in time periods measured, as well as new product introductions and promotions.

Since the incidence of oral tobacco use by members of the military tends to be significantly higher than that of the broad adult population, the recent movement of armed forces stationed in the U.S., particularly reservists, to the Middle East had a negative impact on RAD-SVT results since it only measures domestic retail shipments.

UST
SUPPLEMENTAL SCHEDULE
NINE MONTHS
(Unaudited)

	2003	2002	%

Consolidated Results
Net Sales (mil)	$1,296.5	$1,258.8	3.0%
Operating Income (mil)	$646.7	$636.2	1.6%
Net Earnings (mil)	$363.9	$371.2	-2.0%
Diluted EPS	$2.17	$2.17	—
Smokeless Tobacco
Net Sales (mil)	$1,129.0	$1,088.7	3.7%
Operating Profit (mil)	$646.0	$633.1	2.0%
MST Net Can Sales
Premium (mil)	435.0	443.7	-2.0%
Price Value (mil)	43.8	37.2	17.9%

Total (mil)	478.8	480.9	-0.4%
Wine
Net Sales (mil)	$135.8	$145.5	-6.6%
Operating Profit (mil)	$13.5	$19.4	-30.5%
Premium Case Sales (thou)	2,294	2,351	-2.4%